Exhibit 99.1

NEWS RELEASE

North America Public Relations Contacts:

Robert Keosheyan

AMD Public Relations

(512) 602-4764

E-mail: rob.keosheyan@amd.com

Drew Prairie

AMD Public Relations

(512) 602-4425

E-mail: drew.prairie@amd.com

Europe Public Relations Contact:

Jens Drews

AMD Public Relations

+49 (351) 277 1010

E-mail: jens.drews@amd.com

Investor Relations Contact: Mike Haase AMD Investor Relations (408) 749-3124 E-mail: mike.haase@amd.com Ruth Cotter AMD Investor Relations (408) 749-3887 E-mail: ruth.cotter@amd.com

AMD BREAKS GROUND ON

300 MILLIMETER MANUFACTURING FACILITY IN

DRESDEN, GERMANY

— Move to Expand Manufacturing Capacity Driven by Positive

Customer Response and Increased Market Opportunities for

AMD64 Processors —

SUNNYVALE, CA AND DRESDEN, GERMANY — Nov. 20, 2003 — AMD (NYSE: AMD) announced today that it has broken ground on a 300 millimeter (mm) manufacturing facility (or “fab”). The facility, named AMD Fab 36, is part of AMD Dresden Fab 36 LLC & Co. KG and will be located in Dresden, Germany, adjacent to AMD Fab 30. AMD Fab 36 is expected to be in volume production in 2006. The new facility is expected to require approximately 1,000 employees, most of them highly skilled engineers and technicians.

“Positive customer response and increasing momentum for our AMD64 processors make it clear that the time is right to expand our manufacturing capacity in order to effectively meet future demand,” said Hector Ruiz, president and CEO at AMD. “Our aggressive push into the enterprise computing market continues to gain traction, as evidenced by Sun’s recent adoption of the AMD Opteron™ processor and the growing success of server and workstation solutions from IBM, Fujitsu Siemens and others.”

AMD Fab 36 will produce future generations of AMD products using the third-generation of AMD’s patented automated manufacturing capabilities, known as Automated Precision Manufacturing (APM 3.0).

“The world-class employee talent in Dresden and the superiority of AMD’s advanced fab automation technologies will allow us to build on the success of AMD Fab 30 and help make AMD Fab 36 a leading-edge 300 mm facility,” said Gary Heerssen, senior executive for Corporate Manufacturing at AMD.

“AMD’s investment in Dresden is one of the largest in East Germany since unification in 1990,” said Minister President of the Free State of Saxony Professor Georg Milbradt. “With the AMD Fab 36 facility, Saxony will be established among the world’s top microelectronic centers. This is an incredible ascent in just a few years, and it would not have been possible without the highly motivated and qualified employees in the region. They have more than met the high expectations placed on them, and by doing so, they placed Saxony at the top in a globally competitive environment.”

“Innovation is the basis of growth and employment, particularly in a country like Germany,” said Germany’s Federal Minister of Education and Research Edelgard Bulmahn. ”We want to trigger a new dynamic with technological innovations that create jobs and secure Germany’s future. The new factory in Saxony will contribute substantially to such dynamic growth.” Minister Bulmahn added that her Ministry’s funding of semiconductor projects has contributed to the creation of 11,000 high-quality jobs in the Dresden region alone.

“By building in Dresden, we are able to leverage the outstanding capabilities of our existing AMD Fab 30 and gain access to the most substantial government-backed financial incentives package available to us,” said Bob Rivet, chief financial officer at AMD. “We expect AMD Fab 36 will cost approximately US$2.4 billion over the next four years. We have arranged external financing and government support of approximately $1.5 billion during that period. We believe AMD Fab 36 offers the best solution for meeting future customer demand while advancing long-term shareholder value.”

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The external financing is expected to include up to approximately $700 million in loans from a consortium of banks, including an 80 percent residual guarantee from Germany and Saxony, approximately $500 million in anticipated grants and allowances from the Germany and Saxonian governments (pending European Union Commission approval), and up to approximately $320 million in equity funding from Saxony and a group of European investors led by M+W Zander. The balance of the financing will be provided by AMD and other potential partners.

Conference Call

AMD will hold a conference call at 9 a.m. Pacific Standard Time (6 p.m. Central European Time) on Thursday, November 20, 2003 to discuss this announcement. The conference call is for press and analysts only. U.S. dial-in: 800-732-6094. International dial-in: 212-346-6585. Code: 21165444. AMD will provide a real-time audio webcast of the teleconference on its web site at http://www.amd.com/conference_webcast. The webcast will be available for ten days after the conference call.

Cautionary Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Risks include the possibility that demand for the company’s current processor product offerings will not increase as anticipated; that demand for products planned for introduction in 2006 and beyond will be lower than currently expected and insufficient to fill the capacity planned for AMD Fab 36; that the company will not achieve its current AMD Fab 36 construction, tooling and technology introduction schedules; and that the company’s current plans for funding and financing

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AMD Fab 36 will not be successful. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2002, and the Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

About AMD

Founded in 1969 and based in Sunnyvale, California, AMD (NYSE: AMD) is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in North America, Europe, and Asia. AMD, a Standard & Poor’s 500 company, produces microprocessors, Flash memory devices, and silicon-based solutions for communications and networking applications.

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